Exhibit 99.D6

FIRST AMENDMENT

TO SUBADVISORY AGREEMENT

THIS AMENDMENT effective as of the 1st day of March, 2007 amends that certain Subadvisory Agreement also effective March 1, 2007 (the “Agreement”) among Phoenix Series Fund (the “Fund”), a Delaware statutory trust on behalf of its series Phoenix Balanced Fund, Phoenix Core Bond Fund and Phoenix Money Market Fund (each a “Series”), Phoenix Investment Counsel, Inc., a Massachusetts corporation (the “Adviser”) and Goodwin Capital Advisers, Inc., a New York corporation (the “Subadviser”) as follows:

1.	Schedule C to the Agreement is hereby deleted and Schedule C attached hereto is substituted in its place.

2.	Except as expressly amended hereby, all provisions of the Agreement shall remain in full force and effect and are unchanged in all other respects. All initial capitalized terms used herein shall have such meanings as ascribed thereto in the Agreement. All terms and phrases in quotations shall have such meaning as ascribed thereto in the Investment Company Act of 1940, as amended.

3.	This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original and, all of which, when taken together, shall constitute but one and the same instrument.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have caused this Agreement to be executed by their duly authorized officers.

PHOENIX SERIES FUND

By:	/s/ George R. Aylward
Name:	George R. Aylward
Title:	President

PHOENIX INVESTMENT COUNSEL, INC.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Clerk

ACCEPTED:

GOODWIN CAPITAL ADVISERS, INC.

By:	/s/ John H. Beers
Name:	John H. Beers
Title:	Vice President and Secretary

SCHEDULE C

SUBADVISORY FEE

(a) For services provided to the Fund, the Adviser will pay to the Subadviser, on or before the 10th day of each month, a fee, payable in arrears, at the annual rate stated below. The fees shall be prorated for any month during which this Agreement is in effect for only a portion of the month. In computing the fee to be paid to the Subadviser, the net asset value of the Fund and each Designated Series shall be valued as set forth in the then current registration statement of the Fund.

(b) The fee to be paid to the Subadviser for each Designated Series is to be 50% of the gross management fee as calculated based on the average daily net assets of the assets managed by the Subadviser.